FOR IMMEDIATE RELEASE
CONTACT:  D. M. Takes, Interim President and CEO
PHONE: 215-513-2304

HARLEYSVILLE NATIONAL CORPORATION DECLARES DIVIDEND

HARLEYSVILLE, PA (May 10, 2007) - The Board of Directors of Harleysville National Corporation (NASDAQ:HNBC) declared a regular cash dividend of $.20 per share on 28,967,854 shares of outstanding common stock. The dividend, which represents a 10.49% increase over the regular dividend paid in the same period last year, is payable June 15, 2007, to shareholders of record on May 31, 2007.

“We are pleased to reward our loyal shareholders with a dividend which reflects an increase over last year’s level,” said Deb Takes, Interim President and CEO. “All dividend numbers have been adjusted to reflect the 5% common stock dividend we paid in September 2006,” she added.

Harleysville National Corporation, with assets of $3.3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.0 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under NASDAQ Global Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.